Exhibit (j)(10) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 157 to the Registration Statement (Form N-1A, No. 2-91090) of Federated Equity Funds, and to the incorporation by reference of our reports, dated December 23, 2014, on Federated Kaufmann Fund, Federated Kaufmann Small Cap Fund, Federated Kaufmann Large Cap Fund and Federated Strategic Value Dividend Fund (four of the portfolios constituting Federated Equity Funds) included in the Annual Shareholder Reports for the fiscal year ended October 31, 2014.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

December 23, 2014